Filed pursuant to Rule 424(b)(3)
Registration No. 333-169220

SUPPLEMENT DATED OCTOBER 25, 2010

TO

PROXY STATEMENT/PROSPECTUS DATED OCTOBER 1, 2010

INERGY HOLDINGS UNITHOLDERS

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

SPECIAL MEETING OF INERGY HOLDINGS, L.P. UNITHOLDERS

TO BE HELD ON NOVEMBER 2, 2010

To the Unitholders of Inergy Holdings, L.P.:

This supplement is being mailed on or about October 26, 2010 to the unitholders of record of Inergy Holdings, L.P. (“Holdings”) as of the close of business on October 1, 2010. The following information supplements and should be read in conjunction with the proxy statement/prospectus dated October 1, 2010 of Holdings relating to the proposal to adopt the First Amended and Restated Agreement and Plan of Merger (which is referred to herein as the “merger agreement”), dated as of September 3, 2010, by and among Inergy, L.P. (“Inergy”), Inergy GP, LLC, the managing general partner of Inergy (“Inergy GP”), Holdings, Inergy Holdings GP, LLC, the general partner of Holdings (“Holdings GP”), NRGP Limited Partner, LLC, a wholly owned subsidiary of Holdings GP (“New NRGP LP”), and NRGP MS, LLC, a wholly owned subsidiary of Holdings GP (“MergerCo”), which such proxy statement/prospectus was previously mailed to you on or about October 2, 2010. Under the terms of the merger agreement, MergerCo will merge with and into Holdings, the separate existence of MergerCo will cease and Holdings will survive and continue to exist as a Delaware limited partnership (the “merger”), such that immediately following the consummation of the merger, Holdings GP will continue to be the sole general partner of Holdings, and Holdings GP and New NRGP LP will remain as the only holders of limited partner interests in Holdings.

The independent conflicts committee (the “Holdings Conflicts Committee”) of the board of directors of Holdings GP (the “Holdings Board”) has determined that the merger, the merger agreement and the transactions contemplated thereby are fair and reasonable to, and in the best interest of, Holdings and the Holdings unitholders other than Holdings GP and its affiliates, officers and directors and recommended that the Holdings Board approve the merger, the merger agreement and the transactions contemplated thereby. Based in part on the Holdings Conflicts Committee’s determination and recommendation, the Holdings Board has unanimously approved (with the board member who is also a member of management recusing himself) the merger, the merger agreement and the transactions contemplated thereby, and recommends that the Holdings unitholders vote “FOR” the proposal to approve the merger, the merger agreement and the transactions contemplated thereby.

Important Information for Investors and Unitholders

In connection with the proposed merger and related transactions between Inergy and Holdings, Inergy filed with the Securities and Exchange Commission (“SEC”), and the SEC declared effective on September 30, 2010, a registration statement on Form S-4 that includes a proxy statement of Holdings that also constitutes a prospectus of Inergy. INERGY AND HOLDINGS URGE INVESTORS AND HOLDINGS UNITHOLDERS TO READ THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY, AS THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and unitholders may obtain free copies of the proxy statement/prospectus and other documents containing important information about Inergy and Holdings through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by Inergy are available free of charge on Inergy’s website at www.inergylp.com under the tab “Investor Relations” then select “Inergy, L.P.” or by contacting Inergy’s investor relations administrator at (816) 842-8181. Copies of the documents filed with the SEC by Holdings are available free of charge on Holdings’ website at www.inergylp.com under the tab “Investor Relations” then select “Inergy Holdings, L.P.” or by contacting Holdings’ investor relations administrator at (816) 842-8181.

You should read the proxy statement/prospectus and this supplement together. To the extent that the information in this supplement is inconsistent with the information in the proxy statement/prospectus, the information in this supplement supersedes the information in the proxy statement/prospectus.

Inergy, Holdings and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the unitholders of Holdings in connection with the proposed transaction. Information about the directors and executive officers of Inergy is set forth in its Annual Report on Form 10-K for the fiscal year ended September 30, 2009, which was filed with the SEC on November 30, 2009. Information about the directors and executive officers of Holdings is set forth in its Annual Report on Form 10-K for the fiscal year ended September 30, 2009, which was filed with the SEC on November 30, 2009. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the proxy statement/prospectus and other relevant materials filed with the SEC. These documents can be obtained free of charge from the sources indicated above.

Cautionary Statement Regarding Forward-Looking Statements

This supplement and the proxy statement/prospectus, including information included in or incorporated by reference in the proxy statement/prospectus, contain “forward-looking statements” that are not limited to historical facts, but reflect the Inergy’s and Holdings’ current beliefs, expectations or intentions regarding future events. Words such as “may,” “will,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursue,” “target,” “continue,” and similar expressions are intended to identify such forward-looking statements. Please read the information on page 83 of the proxy statement/prospectus under the heading “Forward-Looking Statements.”

LITIGATION RELATING TO THE PROPOSED TRANSACTION

As previously disclosed on pages 94-96 of the proxy statement/prospectus, five unitholder class action lawsuits have been filed by Holdings unitholders challenging the proposed merger (collectively, the “Holdings Unitholder Lawsuits”). The Holdings Unitholder Lawsuits allege a variety of causes of action challenging the proposed merger, including that the named directors and officers have breached their fiduciary duties in connection with the proposed merger and that the named entities have aided and abetted in these breaches of the directors and officers’ fiduciary duties. Specifically, the Holdings Unitholder Lawsuits allege, among other things, that (i) the consideration offered by Inergy is unfair and inadequate, (ii) the merger is structured to preclude other potential purchasers of Holdings from proposing a competing transaction, (iii) the named directors and officers have engaged in “self-dealing” and, through the merger, will obtain benefits not equally shared by the public unitholders of Holdings, and (iv) the Registration Statement on Form S-4 filed by Inergy on September 3, 2010 fails to disclose material information regarding the proposed merger. The Holdings Unitholder Lawsuits were consolidated on October 7, 2010 (the “Consolidated Holdings Action”).

In addition to the Consolidated Holdings Action, a sixth Holdings unitholder class action lawsuit, Platt v. John J. Sherman, et al., No. 4:10-cv-991, has been filed in the United States District Court for the Western District of Missouri. The Platt lawsuit brings claims alleging: (1) a violation of Section 14(a) of the Securities Exchange Act of 1934, as amended, alleging that the definitive proxy statement filed on Schedule 14A on October 1, 2010 contained false and misleading statements and failed to disclose material facts regarding the negotiation of the merger agreement and the value of Holdings; (2) breach of fiduciary duty against Holdings GP and the directors of Holdings GP; and (3) aiding and abetting a breach of fiduciary duty against Holdings GP and Inergy. The specific allegations include the following: (i) Holdings negotiated an inadequate price for its units; (ii) the directors of Holdings GP breached their fiduciary duties by including deal protection devices such as a limited “go-shop” period and a termination fee within the merger agreement; (iii) directors of Holdings GP engaged in self-dealing and will benefit personally from the proposed merger at the expense of unaffiliated unitholders; and (iv) Holdings failed to disclose the underlying methodologies, projections, key inputs, and multiples relied upon by its financial advisor, including the bases for the financial forecasts provided by Holdings management to TudorPickering and the identities, descriptions, and premiums paid in comparable transactions, limiting the ability of voting unitholders to assess the credibility of the TudorPickering fairness opinion. The Platt lawsuit, like the other Holdings Unitholder Lawsuits, seeks (i) to enjoin the consummation of the merger or rescind the merger should it take place, (ii) damages, (iii) an account or disgorgement of profits, and (iv) attorneys’ fees. The Platt plaintiff filed a motion for expedited proceedings on October 13, 2010.

In addition to the unitholder class action lawsuit filed by Inergy unitholders challenging the proposed merger as previously disclosed on pages 94-96 of the proxy statement/prospectus, a second Inergy unitholder class action lawsuit, Joel A. Gerber v. Inergy GP, LLC et al., No. 5864, has been filed in the Court of Chancery of the State of Delaware (collectively, the “Inergy Unitholder Lawsuits”). The plaintiffs in the Inergy Unitholder Lawsuits filed a motion for a temporary injunction and a motion for expedited treatment. The court granted the motion for expedited treatment and consolidated the Inergy Unitholder Lawsuits (the “Consolidated Inergy Action”). The parties have engaged in discovery, and a hearing on the motion for temporary injunction was held on October 22, 2010. The Consolidated Inergy Action alleges several causes of action challenging the proposed merger, including that the named directors and officers have breached Inergy’s limited partnership agreement and their fiduciary duties in connection with the proposed merger. Specifically, the Consolidated Inergy Action alleges that Inergy is paying an excessive price to Holdings unitholders, thereby diluting the value of Inergy to its current unitholders. The consideration provided to Holdings unitholders, the Consolidated Inergy Action alleges, represents a 20.7% premium to Holdings unitholders and exceeds Holdings’ aggregate enterprise value by 27%. The Consolidated Inergy Action further alleges that the proposed merger will reduce Inergy’s public unitholders’ ownership in Inergy from 92% to 57%—without providing an adequate return to Inergy unitholders—so that the named directors and officers can avoid potential tax ramifications related to their Holdings common units. Additionally, the Consolidated Inergy Action alleges several deficiencies in the process by which the named directors and officers are conducting the proposed transaction. Finally, the plaintiffs in the Consolidated Inergy

Action argue that Inergy’s unitholders must vote on the proposed merger because the merger agreement, they allege, constitutes a merger between Inergy and Holdings.

The defendants answered the Consolidated Inergy Action on October 11, 2010 but have not yet answered the Holdings Unitholder Lawsuits or the Platt lawsuit.

On October 25, 2010, Holdings entered into a Memorandum of Understanding (the “MOU”) with the plaintiffs regarding the settlement of the Consolidated Holdings Action and the Platt lawsuit. The MOU provides that Holdings will make certain supplemental disclosures in connection with the proxy statement/prospectus sent to the Holdings unitholders soliciting approval of the proposed merger. In addition, the MOU provides that plaintiffs’ counsel will petition the court for an award of attorneys’ fees and expenses to be paid by Holdings. As part of the proposed settlement, Holdings has agreed to pay up to $1,000,000 to plaintiffs’ counsel for their fees and expenses, subject to court approval that such an award is reasonable. The MOU further provides that the parties will enter into a stipulation of settlement which will provide, among other things, for the conditional certification of a settlement class. The stipulation of settlement will be subject to customary conditions, including court approval following notice to Holdings unitholders. In the event that the parties enter into a stipulation of settlement, a hearing will be scheduled at which the court will consider the fairness, reasonableness, and adequacy of the settlement. If the settlement is finally approved by the court, it will resolve and release on behalf of the class in the Consolidated Holdings Action and the Platt lawsuit all claims that were or could have been brought challenging any aspect of the proposed merger, the merger agreement, and any disclosure made in connection therewith and a dismissal with prejudice will be filed. The proposed settlement is subject to a number of conditions, including, without limitation, completion of certain discovery by the plaintiffs, the consummation of the merger and court approval of the proposed settlement. There is no assurance that these conditions will be satisfied.

Holdings and its directors and Inergy vigorously deny all liability with respect to the facts and claims alleged in the lawsuits and specifically deny that any further supplemental disclosure was required under any applicable statute, regulation or law and that the directors of Holdings GP failed to maximize unitholder value by entering into the merger agreement with Inergy. The settlement is not, and should not be construed as, an admission of wrongdoing or liability by any defendant. However, to avoid the risk of delaying or otherwise placing consummation of the merger at risk and to provide additional information to Holdings unitholders at a time and in a manner that would not cause delay of the merger, Holdings and its directors and Inergy agreed to the settlement described above. The parties considered it desirable that the action be settled to avoid the substantial burden, expense, risk, inconvenience and distraction of continued litigation and to fully and finally resolve the settled claims.

ADDITIONAL DISCLOSURE REQUIRED BY THE

MEMORANDUM OF UNDERSTANDING

Set forth below are additional disclosures required to be made in accordance with the MOU. The disclosures appear below the appropriate section heading that corresponds to the sections in the proxy statement/prospectus previously mailed to you. This supplemental information should be read in conjunction with the proxy statement/prospectus, which should be read in its entirety. Defined terms used but not defined herein have the meanings set forth in the proxy statement/prospectus.

SPECIAL FACTORS

Opinions of Tudor, Pickering, Holt & Co. Securities, Inc.—Financial Advisor to the Holdings Conflicts Committee

August 7 Opinion

Summary of Valuation Methodologies

The disclosure in the eighth bullet point on page 65 of the proxy statement/prospectus under the subsection entitled “Summary of Valuation Methodologies” is revised as follows:

•

The second case, which is referred to below as Management’s Base Case, was prepared by senior management and assumes $75 million per year of unidentified acquisitions or growth projects, with cash flow based on an 8.0x EBITDA multiple, no EBITDA growth over time and incremental maintenance capital expenditures equal to 2.5% of EBITDA of the acquired businesses. Based on its judgment and experience, TudorPickering assumed additional growth capital expenditures were financed both with new debt in an amount equal to 27% of such capital expenditures (as opposed to management’s assumption of new debt in an amount equal to 3.75x forward year projected EBITDA) bearing interest at an 8.0% interest rate, before an initial purchasers’ discount of 2.5%, and with equity issued at a yield of 6.5%, before an underwriting and marketing discount of 7%. Please read “—Unaudited Financial Projections of Inergy and Holdings.”

The following information is provided in addition to the information disclosed on page 65 of the proxy statement/prospectus immediately after the last bullet point under the subsection entitled “Summary of Valuation Methodologies:”

The following table shows five-year projections prepared by management, as adjusted by TudorPickering with the approval of the Holdings Conflicts Committee, under each of the three Forecasts described above for EBITDA, total distributable cash flow and total distributed cash flow, as well as distributable cash flow and distributed cash flow to the Inergy LP units, on the one hand, and to the general partner interest and IDRs, on the other hand:

	Management’s Status Quo					Management’s Base Case					Base Case Sensitivity
Status Quo	2011	2012	2013	2014	2015	2011	2012	2013	2014	2015	2011	2012	2013	2014	2015
	($ in millions)
EBITDA	$375	$420	$444	$452	$452	$385	$439	$472	$489	$498	$397	$463	$508	$537	$559
Distributable Cash Flow	265	294	304	305	306	272	309	326	336	344	283	329	357	376	396
Distributed Cash Flow	252	280	289	291	292	259	294	311	320	328	269	314	340	359	377
Distributable Cash Flow
To LP Units	189	206	211	212	212	194	216	226	232	237	201	228	245	257	268
To GP & IDRs	76	88	93	94	94	78	93	101	104	107	82	101	112	120	127
Distributed Cash Flow
To LP Units	183	199	203	204	205	188	208	218	223	229	194	220	236	247	259
To GP & IDRs	70	81	86	87	87	72	86	93	96	99	75	93	104	111	118

Premiums Paid Analysis

The following information is provided in addition to the information disclosed on page 66 of the proxy statement/prospectus under the subsection entitled “Premiums Paid Analysis—General Partners:”

The following table sets forth the percentage of stock or units involved in each transaction and the individual premiums for each transaction:

Target	Acquiror	% Stock/ Units	1 Calendar Day Prior	7 Calendar Days Prior	30 Calendar Days Prior
Buckeye GP Holdings L.P.	Buckeye Partners L.P.	100%	32%	37%	20%
Magellan Midstream Holdings L.P.	Magellan Midstream Partners L.P.	100	25	19	18
Hiland Holdings GP, L.P.	Harold Hamm	0	21	(14)	30
MarkWest Hydrocarbon Inc.	MarkWest Energy Partners L.P.	67	22	23	17
TransMontaigne Inc.	Morgan Stanley Capital Group Inc.	0	23	51	47
Kaneb Services LLC	Valero L.P.	0	38	34	33

The following information is provided in addition to the information disclosed on page 66 of the proxy statement/prospectus under the subsection entitled “Premiums Paid Analysis—Arms-Length MLPs:”

The following table sets forth the percentage of stock or units involved in each transaction and the individual premiums for each transaction:

Target	Acquiror	% Stock/ Units	1 Calendar Day Prior	7 Calendar Days Prior	30 Calendar Days Prior
Pacific Energy Partners L.P.	Plains All-American Pipeline L.P.	100%	11%	10%	14%
Kaneb Pipe Line Partners L.P.	Valero L.P.	100	21	18	19
GulfTerra Energy Partners L.P.	Enterprise Products Partners L.P.	100	2	4	2
Santa Fe Pacific Pipeline Partners L.P.	Kinder Morgan Energy Partners L.P.	100	32	33	40

The following information is provided in addition to the information disclosed on page 66 of the proxy statement/prospectus under the subsection entitled “Premiums Paid Analysis—Related Party MLPs:”

The following table sets forth the percentage of stock or units involved in each transaction and the individual premiums for each transaction:

Target	Acquiror	% Stock/ Units	1 Calendar Day Prior	7 Calendar Days Prior	30 Calendar Days Prior
Williams Pipeline Partners L.P.	Williams Partners L.P.	100%	0%	(2)%	4%
TEPPCO Partners L.P.	Enterprise Products Partners L.P.	100	8	15	33
Atlas Energy Resources, LLC	Atlas America, Inc.	100	0	8	32
Hiland Partners, L.P.	Harold Hamm	0	27	0	48

Selected Trading Metrics Analysis

The following information is provided in addition to the information disclosed on page 67 of the proxy statement/prospectus under the subsection entitled “Selected Trading Metrics Analysis:”

The following table sets forth estimated multiples for the comparable Public GP transactions:

	Equity Value as a Multiple of Cash Flow Received from the Underlying MLP		Implied GP Equity Value as a Multiple of Cash Flow Received from Combined GP Interest
	2010 Estimated	2011 Estimated	2010 Estimated	2011 Estimated
Alliance Holdings GP, L.P.	19.7x	17.0x	22.2x	18.7x
Energy Transfer Equity L.P.	15.6x	14.5x	14.6x	13.4x
Enterprise GP Holdings, L.P.	20.3x	18.4x	24.6x	22.0x
Penn Virginia GP Holdings, L.P.	12.8x	11.9x	15.4x	13.6x
NuStar GP Holdings, LLC	16.4x	16.0x	18.7x	17.9x

Selected Transactions Metrics Analysis

The following information is provided in addition to the information disclosed on pages 67-68 of the proxy statement/prospectus under the subsection entitled “Selected Transactions Metrics Analysis:”

The following table sets forth the size, date, nature of consideration and estimated multiples for the comparable Public GP transactions:

					Public GP Equity Value as a Multiple of Projected Total Cash Flow			Implied GP Equity Value as a Multiple of Projected Combined GP Interest Cash Flow
Date	Acquirer	Target	Consideration	Transaction Value (in millions)	Last Twelve Months	Next Fiscal Year	Subsequent Fiscal Year	Last Twelve Months	Next Fiscal Year	Subsequent Fiscal Year
07/22/2010	First Reserve Corporation/Crestwood Midstream Partners II, LLC	Quicksilver Gas Services GP LLC	Cash	$644	22.2x	21.7x	18.9x	184.9x	137.1x	81.5x
06/11/2010	Buckeye Partners, L.P.	Buckeye GP Holdings L.P.	Stock	1,331	30.6	28.0	25.6	30.7	28.1	25.7
05/11/2010	Energy Transfer Equity, L.P.	Regency GP LP	Stock	300	NM	34.5	19.2	NA	44.1	23.8
01/26/2010	Quintana Capital Group, L.P.	Genesis Energy, LLC	Cash	85	15.4	10.3	6.1	15.4	10.3	6.1
03/03/2009	Magellan Midstream Partners, L.P.	Magellan Midstream Holdings, L.P.	Stock	1,148	12.9	11.4	9.8	12.9	11.4	9.8
09/05/2007	MarkWest Energy Partners, L.P.	MarkWest Hydrocarbons, Inc.	Mix	702	18.5	17.2	12.9	20.0	17.9	12.6
06/18/2007	General Electric Capital Corporation	Regency GP L.P.	Cash	603	22.6	21.2	16.6	167.2	135.9	47.3
04/03/2007	ArcLight Capital Partners, LLC, Kelso & Company and Lehman Brothers Holdings Inc.	Buckeye GP Holdings L.P.	Cash	412	24.6	23.0	20.3	24.7	22.9	20.3
06/19/2006	Morgan Stanley Capital Group	TransMontaigne Inc.	Cash	539	NM	NM	NM	NM	NM	NM
06/12/2006	Plains All American Pipeline, L.P.	Pacific Energy Partners, L.P.	Mix	700	27.9	26.4	23.8	182.1	130.4	88.9
02/23/2005	Enterprise GP Holdings L.P.	TEPPCO GP, Inc	Mix	1,100	14.8	14.1	13.0	14.8	14.0	12.9
11/01/2004	Valero L.P.	Kaneb Services LLC	Cash	545	19.6	18.6	17.6	23.7	22.1	20.0
09/16/2004	ONEOK, Inc.	Northern Plains Natural Gas Company, LLC	Mix	175	15.8	16.4	16.3	16.2	16.9	16.7
12/15/2003	Enterprise Products Partners L.P.	GulfTerra Energy Company, L.L.C.	Cash	425	12.1	9.5	9.0	12.1	9.5	9.0

September 22 Opinion

Summary of Valuation Methodologies

The disclosure in the tenth bullet point on page 74 of the proxy statement/prospectus under the subsection entitled “Summary of Valuation Methodologies” is revised as follows:

•

The second case, which is referred to below as September 22 Management’s Base Case, was prepared by senior management and assumes $75 million per year of unidentified acquisitions or growth projects, with cash flow based on an 8.0x EBITDA multiple, no EBITDA growth over time and incremental maintenance capital expenditures equal to 2.5% of EBITDA of the acquired businesses, and a $7.5 million rebate to Inergy from Holdings related to the acquisition of Tres Palacios. Based on its judgment and experience, TudorPickering assumed additional growth capital expenditures were financed both with new debt in an amount equal to 3.75x forward year projected EBITDA bearing interest at a 7.0% interest rate, before an initial purchasers’ discount of 2.5%, and with equity issued at a yield of 7.3%, before an underwriting and marketing discount of 7%. Please read “—Unaudited Financial Projections of Inergy and Holdings.”

The following information is provided in addition to the information disclosed on page 74 of the proxy statement/prospectus immediately after the last bullet point under the subsection entitled “Summary of Valuation Methodologies:”

The following table shows five-year projections prepared by management, as adjusted by TudorPickering with the approval of the Holdings Conflicts Committee, under each of the three Forecasts described above for EBITDA, total distributable cash flow and total distributed cash flow, as well as distributable cash flow and distributed cash flow to the Inergy LP units, on the one hand, and to the general partner interest and IDRs, on the other hand:

	Management’s Status Quo					Management’s Base Case					Base Case Sensitivity
Status Quo	2011	2012	2013	2014	2015	2011	2012	2013	2014	2015	2011	2012	2013	2014	2015
	($ in millions)
EBITDA	$432	$494	$516	$538	$538	$441	$512	$544	$575	$585	$442	$526	$569	$613	$634
Distributable Cash Flow	292	346	355	371	372	299	359	375	398	406	300	369	394	424	441
Distributed Cash Flow	295	330	338	353	354	299	342	358	379	386	299	351	375	404	420
Distributable Cash Flow
To LP Units	222	253	257	265	266	226	261	270	283	288	226	267	281	298	308
To GP & IDRs	71	93	98	106	106	73	98	105	115	118	74	102	113	126	133
Distributed Cash Flow
To LP Units	223	244	249	256	257	226	253	261	273	278	226	258	271	288	297
To GP & IDRs	72	85	90	97	97	73	90	96	106	109	73	94	104	116	123

Premiums Paid Analysis

The following information is provided in addition to the information disclosed on page 75 of the proxy statement/prospectus under the subsection entitled “Premiums Paid Analysis—General Partners:”

The following table sets forth the percentage of stock or units involved in each transaction and the individual premiums for each transaction:

Target	Acquiror	% Stock/ Units	1 Calendar Day Prior	7 Calendar Days Prior	30 Calendar Days Prior
Penn Virginia GP Holdings, L.P.	Penn Virginia Resource Partners L.P.	100%	9%	11%	27%
Enterprise GP Holdings L.P.	Enterprise Products Partners, L.P.	100	16	19	13
Buckeye GP Holdings L.P.	Buckeye Partners L.P.	100	32	37	20
Magellan Midstream Holdings, L.P.	Magellan Midstream Partners, L.P.	100	25	19	18
Hiland Holdings GP, L.P.	Harold Hamm	0	21	(14)	30
MarkWest Hydrocarbon, Inc.	MarkWest Energy Partners L.P.	67	22	23	17
TransMontaigne Inc.	Morgan Stanley Capital Group Inc.	0	23	51	47
Kaneb Services LLC	Valero L.P.	0	38	34	33

The following information is provided in addition to the information disclosed on page 75 of the proxy statement/prospectus under the subsection entitled “Premiums Paid Analysis—Arms-Length MLPs:”

The following table sets forth the percentage of stock or units involved in each transaction and the individual premiums for each transaction:

Target	Acquiror	% Stock/ Units	1 Calendar Day Prior	7 Calendar Days Prior	30 Calendar Days Prior
Pacific Energy Partners L.P.	Plains All-American Pipeline L.P.	100%	11%	10%	14%
Kaneb Pipe Line Partners L.P.	Valero L.P.	100	21	18	19
GulfTerra Energy Partners L.P.	Enterprise Products Partners L.P.	100	2	4	2
Santa Fe Pacific Pipeline Partners L.P.	Kinder Morgan Energy Partners L.P.	100	32	33	40

The following information is provided in addition to the information disclosed on page 76 of the proxy statement/prospectus under the subsection entitled “Premiums Paid Analysis—Related Party MLPs:”

The following table sets forth the percentage of stock or units involved in each transaction and the individual premiums for each transaction:

Target	Acquiror	% Stock/ Units	1 Calendar Day Prior	7 Calendar Days Prior	30 Calendar Days Prior
Williams Pipeline Partners L.P.	Williams Partners L.P.	100%	0%	(2)%	4%
TEPPCO Partners L.P.	Enterprise Products Partners L.P.	100	8	15	33
Atlas Energy Resources, LLC	Atlas America, Inc.	100	0	8	32
Hiland Partners, L.P.	Harold Hamm	0	27	0	48

Selected Trading Metrics Analysis

The following information is provided in addition to the information disclosed on pages 76-77 of the proxy statement/prospectus under the subsection entitled “Selected Trading Metrics Analysis:”

The following table sets forth estimated multiples for the comparable Public GP transactions:

	Equity Value as a Multiple of Cash Flow Received from the Underlying MLP		Implied GP Equity Value as a Multiple of Cash Flow Received from Combined GP Interest
	2010 Estimated	2011 Estimated	2010 Estimated	2011 Estimated
Alliance Holdings GP, L.P.	20.4x	17.6x	21.9x	18.3x
Energy Transfer Equity L.P.	16.3x	14.6x	16.1x	14.2x
Nustar GP Holdings, LLC	16.9x	16.5x	19.5x	18.6x

Selected Transactions Metrics Analysis

The following information is provided in addition to the information disclosed on pages 77-78 of the proxy statement/prospectus under the subsection entitled “Selected Transactions Metrics Analysis:”

The following table sets forth the size, date, nature of consideration and estimated multiples for the comparable Public GP transactions:

					Public GP Equity Value as a Multiple of Projected Total Cash Flow			Implied GP Equity Value as a Multiple of Projected Combined GP Interest Cash Flow
Date	Acquirer	Target	Consideration	Transaction Value (in millions)	Last Twelve Months	Next Fiscal Year	Subsequent Fiscal Year	Last Twelve Months	Next Fiscal Year	Subsequent Fiscal Year
09/21/2010	Penn Virginia Resource Partners LP	Penn Virginia GP Holdings LP	Stock	$948	16.8x	14.6x	14.0x	23.5x	17.1x	15.9x
09/07/2010	Enterprise Products Partners LP	Enterprise GP Holdings L.P.	Stock	9,123	35.3	22.9	21.3	40.2	23.9	22.2
07/22/2010	First Reserve Corporation/Crestwood Midstream Partners II, LLC	Quicksilver Gas Services GP LLC	Cash	644	22.2x	21.7	18.9	184.9	137.1	81.5
06/11/2010	Buckeye Partners, L.P.	Buckeye GP Holdings L.P.	Stock	1,161	26.7	24.4	22.3	26.8	24.5	22.4
05/11/2010	Energy Transfer Equity, L.P.	Regency GP LP	Stock	300	NM	34.5	19.2	NA	44.1	23.8
01/26/2010	Quintana Capital Group, L.P.	Genesis Energy, LLC	Cash	85	15.4	10.3	6.1	15.4	10.3	6.1
03/03/2009	Magellan Midstream Partners, L.P.	Magellan Midstream Holdings, L.P.	Stock	1,148	12.9	11.4	9.8	12.9	11.4	9.8
09/05/2007	MarkWest Energy Partners, L.P.	MarkWest Hydrocarbons, Inc.	Mix	734	20.4	20.6	15.5	22.4	22.8	16.0
06/18/2007	General Electric Capital Corporation	Regency GP LP	Cash	603	22.6	21.2	16.6	167.2	135.9	47.3
04/03/2007	ArcLight Capital Partners, LLC, Kelso & Company and Lehman Brothers Holdings Inc.	Buckeye GP Holdings L.P.	Cash	412	24.6	23.0	20.3	24.7	22.9	20.3
06/19/2006	Morgan Stanley Capital Group	TransMontaigne Inc.	Cash	539	NM	NM	NM	NM	NM	NM
06/12/2006	Plains All American Pipeline, L.P.	Pacific Energy Partners, L.P.	Mix	700	27.9	26.4	23.8	182.1	130.4	88.9
02/23/2005	Enterprise GP Holdings L.P.	TEPPCO GP, Inc	Mix	1,100	14.8	14.1	13.0	14.8	14.0	12.9
11/01/2004	Valero L.P.	Kaneb Services LLC	Cash	545	19.6	18.6	17.6	23.7	22.1	20.0
09/16/2004	ONEOK, Inc.	Northern Plains Natural Gas Company, LLC	Mix	175	15.8	16.4	16.3	16.2	16.9	16.7
12/15/2003	Enterprise Products Partners L.P.	GulfTerra Energy Company, L.L.C.	Cash	425	12.1	9.5	9.0	12.1	9.5	9.0

INFORMATION ABOUT THE HOLDINGS SPECIAL MEETING AND VOTING

The date, time and place of the special meeting of unitholders of Holdings have not changed and remain as follows:

Holdings Special Meeting
Time, Place and Date	10:00 a.m., local time, November 2, 2010 at Holdings’ principal executive offices located at Two Brush Creek Boulevard, Suite 200, Kansas City, Missouri 64112.

As set forth in the proxy statement/prospectus, at the special meeting of unitholders of Holdings, Holdings unitholders will be asked to consider and vote upon the approval of the merger agreement, as it may be amended from time to time, by and among Inergy, Inergy GP, Holdings, Holdings GP, New NRGP LP and MergerCo.

If you are a unitholder of record of Holdings, you may vote in person by ballot at the Holdings special meeting or by submitting a proxy. Please submit your proxy even if you plan to attend the Holdings special meeting. If you attend the Holdings special meeting and if you are a uniholder of record of Holdings, you may vote by ballot, thereby canceling any proxy previously given. Voting instructions are included on your proxy card. If you properly give your proxy and submit it to Holdings in time for it to be voted, one of the individuals named as your proxy will vote your Holdings common units as you have directed. You may vote for or against the proposals or abstain from voting.

If you have already delivered a properly executed proxy card, you do not need to do anything unless you wish to revoke or change your vote. If you are a unitholder of record of Holdings, you may revoke your proxy or change your vote at any time before it is exercised at the special meeting in one of three ways as described under “Information About the Holdings Special Meeting and Voting—Revoking Your Proxy” beginning on page 89 of the proxy statement/prospectus: (i) timely delivery of a valid, later-dated proxy or timely submission of a later-dated proxy by telephone or internet, (ii) written notice to Holdings GP’s Secretary before the Holdings special meeting that you have revoked your proxy or (iii) voting by ballot at the Holdings special meeting. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your Holdings common units, you must follow directions received from your broker to change those instructions. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO VOTE BY PROXY TO ENSURE YOUR VOTE IS COUNTED.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/prospectus or has passed upon the adequacy or accuracy of the disclosure in this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This supplement to the proxy statement/prospectus is dated October 25, 2010 and is first being mailed to Holdings unitholders on or about October 26, 2010.